Exhibit 99.1

FOR IMMEDIATE RELEASE

October 3, 2014

IBERIABANK Corporation contacts: Beth A. Ardoin, Director of Communications (337) 278-6868 bardoin@iberiabank.com John R. Davis, Senior Executive Vice President (337) 521-4005 jdavis@iberiabank.com	Florida Bank Group, Inc. contact: Susan Martinez President and Chief Executive Officer (813) 569-7500 smartinez@flbank.com

IBERIABANK Corporation Announces Agreement to Acquire Florida Bank Group, Inc.

•	IBERIABANK Corporation will enter Tampa, Jacksonville, and Tallahassee, Florida

•	Acquisition of a healthy, small business-focused bank

•	Significant growth opportunities expected from the combination

•	Accretive to EPS in 2016, 20%+ IRR and limited impact to tangible book value per share

LAFAYETTE, LOUISIANA AND TAMPA, FLORIDA — IBERIABANK Corporation (NASDAQ: IBKC) (“IBKC”), holding company of the 127-year-old IBERIABANK (www.iberiabank.com) and Florida Bank Group, Inc. (“Florida Bank Group”) (www.flbank.com) jointly announced today the signing of a definitive agreement for IBKC to acquire Florida Bank Group via merger. The proposed merger of Florida Bank Group with and into IBKC has been approved by the Board of Directors of each company and is expected to close in the first quarter of 2015. Completion of the transaction is subject to customary closing conditions, including the receipt of required regulatory approvals and the approval of Florida Bank Group’s shareholders.

Susan Martinez, President and Chief Executive Officer of Florida Bank Group, commented, “Our organization has undergone tremendous change and we are very proud of our people and the strong teamwork they exhibited over the last several years. We faced a very challenging operating environment and executed very well on our plan. I am particularly proud of our effective and efficient delivery of high-quality client service. We are very excited to be joining forces with IBERIABANK and together grow to become the leading financial institution serving our clients and communities.”

Daryl G. Byrd, President and Chief Executive Officer of IBKC, commented, “Susie Martinez, her team, and the Florida Bank Group Board of Directors have done an outstanding job in rebuilding their organization and preparing for future client growth opportunities. We are very excited to be teaming up with them and entering the Tampa Bay market in such a high-quality manner. The Tampa Bay area has a very strong concentration of commercial and industrial companies, which is a segment of banking in which our company excels. With the addition of Florida Bank Group, we will extend our brand throughout the west coast of central and south Florida and into Jacksonville in northeast Florida.”

Under the terms of the merger agreement, shareholders of Florida Bank Group will receive a combination of cash and IBKC common stock. Florida Bank Group common shares are assumed to total approximately 5,051,745 shares at closing, assuming approximately 2,471,745 common shares outstanding, approximately 2,480,000 common shares associated with the conversion of the convertible preferred stock into common shares, and 100,000 warrants outstanding that are assumed to be exercised prior to closing.

•	Cash Consideration. Florida Bank Group shareholders shall receive cash equal to $7.81 per share of then outstanding Florida Bank Group common stock, including shares of preferred stock that will convert to common shares in the merger. Aggregate cash consideration is approximately $39.4 million.

•	Stock Consideration. Each Florida Bank Group common share will be exchanged for 0.149 share of IBKC common stock, subject to certain market price adjustments provided for in the merger agreement. Based on IBKC’s closing stock price on October 2, 2014, of $62.61 per share, the stock consideration would equate to $9.33 per Florida Bank Group common share, or approximately $47.1 million.

•	Unvested Stock Option Consideration. At September 30, 2014, Florida Bank Group had 374,400 unvested stock option shares outstanding with an exercise price of $7.74 per share. These stock options are anticipated to be in-the-money at closing. The merger agreement provides that any Florida Bank Group stock options and warrants that remain outstanding immediately prior to closing, whether or not vested, will be cashed out at consummation of the merger. Based on IBKC’s closing stock price on October 2, 2014, of $62.61, the cash value for optional shares would be $3.5 million.

IBKC currently estimates annual pre-tax expense reductions associated with the transaction will be approximately 31% of Florida Bank Group’s run-rate expenses in 2014. The expense savings are estimated to be fully achieved, on a run-rate basis, within six months of closing. Estimated acquisition and conversion related costs (including lease termination costs) are estimated to be approximately $20 million on a pre-tax basis. Assuming synergies are fully phased in and excluding acquisition and conversion related costs, the transaction is expected to be neutral to IBKC’s 2015 fully diluted earnings per share (“EPS”) and mildly accretive thereafter.

The transaction is expected to slightly reduce IBKC’s capital ratios, and be less than 1% dilutive to tangible book value per share on a pro forma basis at closing. The tangible book value dilution is anticipated to be earned back in two years. The estimated internal rate of return for the transaction is expected to be greater than 20%, and, therefore, in excess of IBKC’s cost of capital.

About Florida Bank Group Bank

Florida Bank Group Bank has 13 branches in Tampa Bay area (eight offices), Jacksonville area (three offices), Tallahassee (one office), and Sarasota (one office). At June 30, 2014, Florida Bank Group had:

• Total Consolidated Assets	$524 Million

• Total Cash and Investment Securities	$172 Million

• Total Gross Loans	$329 Million (4.83% yield in 2Q14)

• Noninterest Bearing Deposits	$90 Million (23% of total deposits)

• Total Deposits	$400 Million (0.47% cost in 2Q14)

• FHLB Borrowings	$60 Million (1.56% cost in 2Q14)

• Total Shareholders’ Equity	$61 Million

• Total Risk-Based Capital Ratio	19.67%

• Nonperforming Assets	$3 Million (0.55% NPAs / Assets)

Florida Bank Group had $9 million of brokered deposits and 110 full-time employees at June 30, 2014. For the quarter ended June 30, 2014, Florida Bank Group reported net income of $1.5 million, a 3.50% net interest margin, 0.61% cost of interest bearing deposits, and 0.61% total funding cost.

About IBERIABANK Corporation

IBKC is a financial holding company with 280 combined offices, including 187 bank branch offices and three loan production offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 22 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 59 locations in 10 states. IBERIABANK has eight locations with representatives of IBERIA Wealth Advisors in four states, and one IBERIA Capital Partners, L.L.C. office in New Orleans.

IBKC’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC.” IBKC’s market capitalization was approximately $2.1 billion, based on the NASDAQ Global Select Market closing stock price on October 2, 2014.

The following 12 investment firms currently provide equity research coverage on IBKC:

•	Bank of America Merrill Lynch

•	FIG Partners, LLC

•	Jefferies & Co., Inc.

•	Keefe, Bruyette & Woods, Inc.

•	Merion Capital Group

•	Raymond James & Associates, Inc.

•	Robert W. Baird & Company

•	Sandler O’Neill + Partners, L.P.

•	Stephens, Inc.

•	Sterne, Agee & Leach

•	SunTrust Robinson-Humphrey

•	Wunderlich Securities

Additional Information

Sandler O’Neill + Partners, LP served as financial advisor and provided a fairness opinion to Florida Bank Group and the law firm of Smith Mackinnon, PA served as legal advisor. IBKC was advised by the law firm of Jones Walker LLP.

IBKC has prepared a PowerPoint presentation that supplements information contained in this press release. The PowerPoint presentation may be accessed on IBKC’s web site, www.iberiabank.com, under “Investor Relations” and then “Presentations.” IBKC will host a conference call associated with this announcement on October 3, 2014, beginning at 8:30 a.m. Central Time by dialing 1-800-230-1092. The confirmation code for the call is 338569. A replay of the call will be available until midnight Central Time on October 10, 2014 by dialing 1-800-475-6701. The confirmation code for the replay is 338569.

Caution About Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,”

“expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, including statements related to the expected timing of the closing of the proposed merger, the expected returns and other benefits of the proposed merger to shareholders, expected improvement in operating efficiency resulting from the proposed merger, estimated expense reductions resulting from the transaction and the timing of achievement of such reductions, the impact on and timing of the recovery of the impact on tangible book value, and the effect of the merger on IBKC’s capital ratios. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements, and there can be no assurances that: the proposed merger will close when expected, the expected returns and other benefits of the proposed merger to shareholders will be achieved, the expected operating efficiencies will result, estimated expense reductions resulting from the transaction will occur as and when expected, the impact on tangible book value will be recovered or as expected or that the effect on IBKC’s capital ratios will be as expected. Factors that could cause or contribute to such differences include, but are not limited to, the possibility that expected benefits may not materialize in the time frames expected or at all, or may be more costly to achieve; that the merger transaction may not be timely completed, if at all; that prior to completion of the merger transaction or thereafter, the parties’ respective businesses may not perform as expected due to transaction-related uncertainties or other factors; that the parties are unable to implement successful integration strategies; that the required regulatory, shareholder, or other closing conditions are not satisfied in a timely manner, or at all; reputational risks and the reaction of the parties’ customers to the merger transaction; diversion of management time to merger-related issues; and other factors and risk influences contained in the cautionary language included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in IBKC’s Form 10-K for the fiscal year ended December 31, 2013, and Form 10-Qs for the quarters ended March 31, 2014, June 30, 2014, and other documents subsequently filed by IBKC with the SEC. Consequently, no forward-looking statement can be guaranteed. Neither IBKC nor Florida Bank Group undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For any forward-looking statements made in this press release or any related documents, IBKC and Florida Bank Group claim protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This communication is being made in respect of the proposed merger transaction involving IBKC and Florida Bank Group. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger, IBKC will file with the SEC a registration statement on Form S-4 that will include a proxy statement/prospectus for the shareholders of Florida Bank Group. IBKC also plans to file other documents with the SEC regarding the proposed merger transaction with Florida Bank Group. Florida Bank Group will mail the final proxy statement/prospectus to its shareholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement/prospectus, as well as other filings containing information about IBKC and Florida Bank Group, will be available without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, when available, without charge, from IBKC’s website (http://www.iberiabank.com), under the heading “Investor Information” and on Florida Bank Group’s website, at (www.flbank.com).

IBKC and Florida Bank Group, and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Florida Bank Group in respect of the proposed merger transaction. Information regarding the directors and executive officers of IBKC is set forth in the definitive proxy statement for IBKC’s 2014 annual meeting of shareholders, as filed with the SEC on April 7, 2014, and in Forms 3, 4 and 5 filed with the SEC by its officers and directors. Information regarding the directors and executive officers of Florida Bank Group who may be deemed participants in the solicitation of the shareholders of Florida Bank Group in connection with the proposed transaction will be included in the proxy statement/prospectus for Florida Bank Group’s special meeting of shareholders, which will be filed by IBKC with the SEC. Additional information regarding the interests of such participants will be included in the proxy statement/prospectus and other relevant documents regarding the proposed merger transaction filed with the SEC when they become available.